Exhibit 23.2

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-3 File No. 333-113116, Form S-4 File No. 333-110683, and Form S-8 File Nos. 33-48890, 33-51275, 33-56017, 333-01211, 333-06403, 333-08651, 333-40849, 333-76445, 333-48780, 333-71628, 333-90263, 333-100124, 333-112346, 333-140243 and 333-142169) of Silicon Graphics, Inc. of our report dated September 15, 2005, with respect to the consolidated financial statements and schedule of Silicon Graphics, Inc., for the year ended June 24, 2005 included in the Annual Report (Form 10-K) for the year ended June 29, 2007.

/s/    Ernst & Young LLP

San Jose, California

September 12, 2007